                               FIRST AMENDMENT TO
                          SECURITIES PURCHASE AGREEMENT

      THIS FIRST AMENDMENT TO SECURITIES PURCHASE AGREEMENT, dated as of the 15th day of April 1999 (this "Amendment"), is entered into by and between Levine Leichtman Capital Partners II, L.P., a California limited partnership (the "Purchaser"), and Consumer Portfolio Services, Inc., a California corporation (the "Company").

                                 R E C I T A L S

      A. The Purchaser and the Company are parties to that certain Securities Purchase Agreement dated as of November 17, 1998 (the "Securities Purchase Agreement"), pursuant to which, among other things, (i) the Company issued and sold to the Purchaser, and the Purchaser purchased from the Company, a Senior Subordinated Primary Note in the original principal amount of $25,000,000 (as amended, supplemented, modified, renewed, refinanced or restructured from time to time, the "Note"), and (ii) the Company issued and sold to the Purchaser, and the Purchaser purchased from the Company, the Primary Warrant, all on the terms and subject to the conditions set forth therein. The Primary Warrant evidences both (a) a warrant to purchase 3,105,000 shares of Common Stock issued concurrently with the closing of the issuance and sale of the Note by the Company to the Purchaser and (b) in connection with the surrender by the Purchaser of the Bridge Warrant at such closing, the issuance of 345,000 shares of Common Stock purchasable upon the exercise of the Bridge Warrant. Unless otherwise indicated, all capitalized terms used, but not defined, herein have the meanings given to such terms in the Securities Purchase Agreement.

      B. Under Section 11 of the Securities Purchase Agreement, the Company has notified the Purchaser that several Events of Defaults by the Company and Stanwich Financial Services Corp., a Rhode Island corporation ("Stanwich"), have occurred under the Securities Purchase Agreement, all as more fully described in
Schedule 1 (collectively, the "Existing Defaults").

      C. The Company has requested that the Purchaser waive the Existing Defaults and amend the Securities Purchase Agreement on the terms and conditions set forth in this Amendment, and the Purchaser is willing to do so, but only upon the terms and subject to the conditions set forth herein. The waiver by the Purchaser of the Existing Defaults contemplated hereby and the amendments to the Securities Purchase Agreement contained herein shall be effective on and as of the date upon which all of the conditions precedent set forth in Section 3 have been satisfied (the "Effective Date").

                                A G R E E M E N T

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, conditions and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Securities Purchase Agreement as follows:

SECTION 1. WAIVER OF EXISTING DEFAULTS. Effective on and as of the Effective Date, the Purchaser waives each of the Existing Defaults set forth on Schedule 1; provided, however, that the waiver provided for in this Section 1 shall only apply to the Existing Defaults by the Company upon the Company's satisfaction of the conditions precedent set forth in Section 3. Except for the foregoing waiver by the Purchaser, this Amendment shall not constitute a waiver of any other defaults or Events of Default by the Company or by Stanwich under the Securities Purchase Agreement or any Related Agreements, or any forbearance or agreement to forbear by the Purchaser of the exercise of any rights or remedies under the Securities Purchase Agreement or any Related Agreements. The parties acknowledge and agree that the Purchaser shall continue to have all rights and remedies under the Securities Purchase Agreement and the Related Agreements otherwise available to it.

SECTION 2. AMENDMENTS. Effective on and as of the Effective Date, the Securities Purchase Agreement shall be amended as follows:

      2.1 Amendment of Section 1 (Definitions). Section 1 of the Securities Purchase Agreement shall be amended as follows:

            (a) The definition of Agreement shall be deleted in its entirety and replaced with the following:

                  "'Agreement' shall mean this Agreement, including the Exhibits, Schedules, Annex A and the Addendum, in each case as amended by the First Amendment to Securities Purchase Agreement dated as of April 15, 1999, and as further amended, supplemented or otherwise modified from time to time."

            (b) The following new definition shall be added to Section 1 immediately before the definition of Affiliate:

                  "'Amended November 1998 Note' shall mean the Amended and Restated Senior Subordinated Primary Note dated as of November 17, 1998, as amended and restated as of April 15, 1999, issued in connection with the closing of the transactions contemplated by the First Amendment and which amends and restates the Note, as the same may be amended, supplemented, modified, renewed, refinanced or restructured from time to time."

                  "'Amended November 1998 Warrant' shall mean the Amended and Restated Primary Warrant to Purchase 3,115,000 Shares of Common Stock, dated as of November 17, 1998, as amended and restated as of April 15, 1999 issued in


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

      connection with the closing of the transactions contemplated by the First Amendment and which amends and restates the Primary Warrant, as the same may be amended, supplemented, modified, renewed, refinanced or restructured from time to time."

                  "'April 1999 Note' shall mean a Senior Subordinated Note dated April 15, 1999, issued by the Company to the Purchaser in the principal amount of $5,000,000, as the same may be amended, supplemented, modified, renewed, refinanced or restructured from time to time."

                  "'April 1999 Note Documents' shall mean, collectively, the Securities Purchase Agreement dated as of April 15, 1999 (the "April 1999 Securities Purchase Agreement"), between the Company and the Purchaser, the April 1999 Note, the April 1999 Warrant and any and all other agreements, instruments and other documents contemplated by or relating to the April 1999 Securities Purchase Agreement or executed and/or delivered in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time."

                  "'April 1999 Warrant' shall mean the Warrant to Purchase 1,335,000 Shares of Common Stock of the Company dated April 15, 1999, issued by the Company to the Purchaser in connection with the transactions contemplated under the April 1999 Securities Purchase Agreement, as the same may be amended, supplemented, modified, renewed, refinanced or restructured from time to time."

            (c) The definition of ESFR Agreement shall be deleted in its entirety and replaced with the following:

                  "'ESFR Agreement' shall mean, collectively, that certain Residual Interest in Securitizations Revolving Credit and Term Loan Agreement, dated as of April 30, 1998, by and among the Company, State Street Bank and Trust Company, as "Agent" and the "Lender," The Structured Finance High Yield Fund, LLC, as "Lender," and The Prudential Insurance Company of America, as "Lender," as amended by ESFR Amendment No. 1, Amendment No. 2 and Amendment No. 3 dated as of April 15, 1999, and as further amended from time to time in accordance with Section 9.11(a)."

            (d) The definition of Excess Warrant Shares shall be deleted in its entirety.

            (e) The following new definition shall be added to Section 1 immediately after the defined term Financial Statements:

                  "'First Amendment' shall mean that certain First Amendment dated as of April 15, 1999, between the Company and the Purchaser, which amends the Securities Purchase Agreement."


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

                  "'First Amendment Documents' shall mean, collectively, the First Amendment, the Amended November 1998 Note, the Amended November 1998 Warrant, the Amended Investor Rights Agreement, the New Stanwich Subordination Agreement, and any and all other agreements, instruments and other documents contemplated by the First Amendment or executed and/or delivered in connection therewith, as the same may be amended, supplemented or otherwise modified from time to time."

            (f) The following new definition shall be added to Section 1 immediately after the defined term Intellectual Property:

                  "'Investment and Guaranty Agreement' shall mean that certain Investment Agreement and Continuing Guaranty dated as of April 15, 1999, by and among Stanwich, Charles E. Bradley, Sr., Charles E. Bradley, Jr., the Company, certain Affiliates of the foregoing and the Purchaser, and as amended, supplemented or otherwise modified from time to time."

            (g) The definition of Investor Rights Agreement shall be deleted in its entirety and replaced with the following:

                  "'Investor Rights Agreement' shall mean an Investor Rights Agreement dated as of November 17, 1998, among the Company, the Purchaser, Charles E. Bradley, Sr., Charles E. Bradley, Jr. and Jeffrey P. Fritz, as amended by a First Amendment to Investors Rights Agreement dated as of April 15, 1999, and as it may be further amended, supplemented or otherwise modified from time to time."

            (h) The definition of Material Adverse Change shall be deleted in its entirety and replaced with the following:

                  "'Material Adverse Effect' or 'Material Adverse Change' shall mean a material adverse effect on or adverse change in, as the case may be, (i) the business, assets, condition (financial or otherwise), properties, results of operations and prospects of the Company and any of its Subsidiaries, individually (excluding LINC Acceptance LLC and Samco Acceptance Corp.) or taken as a whole, or (ii) the ability of the Company to perform its obligations under this Agreement or any Related Agreements.

            (i) The following new definition shall be added to Section 1 immediately after the defined term New Senior Facility Note:

                  "New Stanwich Subordination Agreement" shall mean that certain Amendment to Subordination Agreement in the form attached to the First Amendment as Exhibit E by and among Stanwich, the Company and Purchaser (but not John Poole), as further amended, supplemented or otherwise modified from time to time."


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

            (j) The following new definition shall be added to Section 1 immediately after the defined term Material Contracts:

                  "'NAB' means NAB Asset Corporation."

            (k) The definition of NAB Loans shall be deleted in its entirety and replaced with the following:

                  "'NAB Loans" shall mean the loans and advances made by the Company to NAB Asset Corporation outstanding on the date hereof in the aggregate principal amount of approximately $700,000.

            (l) Clause (ii) of the definition of New Senior Credit Facility shall be deleted in its entirety and replaced with the following:

                  "(ii) The Purchaser is a lender under such new facility and the Purchaser's principal term commitment is no less than $30,000,000;"

            (m) The definition of Obligations to Purchaser shall be deleted in its entirety and replaced with the following:

                  ""Obligations to Purchaser'" shall mean any and all Indebtedness, claims, liabilities or obligations of the Company, any of its Subsidiaries and Stanwich owing to the Purchaser or any Affiliate of the Purchaser (or any successor, assignee or transferee of the Purchaser or such Affiliate) under or with respect to this Agreement, the First Amendment Documents, the Registration Rights Agreement, the Investor Rights Agreement, the Stanwich Documents, ESFR Amendment No. 2, the Bridge Loan Documents, the April 1999 Note Documents and the Investment and Guaranty Agreement, and any and all agreements, instruments or other documents heretofore or hereafter executed or delivered in connection with any of the foregoing, of whatever nature, character or description (including, without limitation, any claims for rescission or other damages under federal or state securities laws and any obligations of the Company to indemnify the Purchaser), and whether presently existing or arising hereafter, together with interest, premiums and fees accruing thereon and costs and expenses (including, without limitation, attorneys' fees) of collection thereof (including, without limitation, interest, fees, costs and expenses accruing after the filing of a petition by or against the Company or any Subsidiaries under the Bankruptcy Laws or any similar federal or state statute), and any and all amendments, renewals, extensions, exchanges, restatements, refinancings or refundings thereof. Without limiting the generality of the foregoing, the Obligations to Purchaser shall include the Stanwich Investment Obligation (as such term is defined in the Investment and Guaranty Agreement) and the Guaranteed Covenants (as such term is defined in the Investment and Guaranty Agreement)."


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

            (n) The following new definition shall be added to Section 1 immediately after the defined term Poole Replacement Note:

                  "'Previously Pledged Stanwich Notes' shall have the meaning set forth in the New Stanwich Subordination Agreement."

            (o) The definition of Related Agreements shall be deleted in its entirety and replaced with the following:

                  "'Related Agreements' shall mean the Note, the Primary Warrant, the Registration Rights Agreement, the Investor Rights Agreement, the Stanwich Documents, ESFR Amendment No. 2, the Bridge Loan Documents, the First Amendment Documents, the April 1999 Note Documents and the Investment Agreement, and any and all agreements, instruments and other documents contemplated hereby or thereby or relating hereto or thereto, as the same may be amended, supplemented or otherwise modified from time to time."

            (p) The definition of Senior Subordinated Indebtedness shall be deleted in its entirety and replaced with the following:

                  "Senior Subordinated Indebtedness" shall mean, collectively, the RISRS, the PENS, the Stanwich Senior Subordinated Debt, the Poole Replacement Note, the Indebtedness evidenced by the Amended November 1998 Note and the April 1999 Note and any other Indebtedness of the Company heretofore or hereafter consented to in writing by the Purchaser and which ranks pari passu with the RISRS, the PENS, the Stanwich Senior Subordinated Debt, and the Indebtedness evidenced by the Amended November 1998 Note and the April 1999 Note, provided, however, that such other Indebtedness is evidenced or governed by provisions that are satisfactory to the Purchaser, in each case as amended, supplemented, modified, refinanced, renewed, replaced, restructured or exchanged from time to time in accordance with Section 9.11(a)."

            (q) The following new definition shall be added to Section 1 immediately after the defined term Stanwich Indebtedness:

                  "'Stanwich Investment Obligation' shall have the meaning set forth in Section 8.25(a)."

            (r) The definition of Stanwich Indebtedness shall be deleted in its entirety and replaced with the following:

                  "'Stanwich Debt Agreements' shall mean, collectively, all agreements, instruments and other documents, whether now existing or hereafter entered into, evidencing or governing any Stanwich Indebtedness, including, without limitation, (i) the 1997 Stanwich Notes, (ii) the 1998 Stanwich Notes,
      (iii) the Stanwich Replacement Note, (iv) the Poole Replacement Note, (v) the Stanwich Commitment, (vi) the Stanwich Debt Restructure Agreement,
      (vii) the Stanwich Subordination Agreement , (viii) the New Stanwich Subordination Agreement and (ix) the note or notes issued by the Company to evidence the Stanwich Investment Obligation, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 9.11(a)."

            (s) The definition of Stanwich Subordination Agreement shall be deleted in its entirety and replaced with the following:

                  "'Stanwich Subordination Agreement'" shall mean the Subordination Agreement dated as of November 17, 1998, between Stanwich, Poole, the Purchaser and the Company, as amended by the New Stanwich Subordination Agreement, as further amended, supplemented or otherwise modified from time to time."

            (t) The definition of Stanwich Indebtedness shall be deleted in its entirety and replaced with the following:

                  "Stanwich Indebtedness" shall mean, collectively, any and all Indebtedness of the Company or its Subsidiaries or both owing to Stanwich or any of its shareholders, officers, directors, employees or Affiliates (other than the Company and its Subsidiaries), including, without limitation:

                  (i) the seven (7) "Partially Convertible Subordinated 9%
            Notes" dated June 12, 1997 (the "1997 Stanwich Notes"), issued by the Company to Stanwich in the aggregate principal amount of $15,000,000;

                  (ii) the Convertible Promissory Note dated August 13, 1998, issued by the Company to Stanwich in the principal amount of $500,000, the Convertible Promissory Note dated August 21, 1998, issued by the Company to Stanwich in the principal amount of $425,000, and the Convertible Promissory Note dated September 2, 1998, issued by the Company to Stanwich in the principal amount of $3,075,000 (collectively, the "1998 Stanwich Notes");

                  (iii) the Stanwich Replacement Note and the Poole Replacement
            Note issued by the Company pursuant to the Securities Purchase Agreement; and

                  (iv) Indebtedness with respect to the Stanwich Commitment
            Notes (as defined in Section 8.25);

      in each of clauses (i) through (iv) above as amended, supplemented, modified, refinanced, renewed, replaced, restructured or exchanged from time to time in accordance with Section 9.11(a)."

            (u) The definition of Stanwich Senior Subordinated Debt shall be deleted in its entirety and replaced with the following:

                  "'Stanwich Senior Subordinated Debt' shall mean all Stanwich Indebtedness outstanding under the "Previously Pledged Notes" (as such term is defined in the New Stanwich Subordination Agreement), specifically excluding "Stanwich Notes Pledged in 1999" as defined in the New Stanwich Subordination Agreement. Any Stanwich Indebtedness released from the relevant pledge shall automatically cease, under the terms of the New Stanwich Subordination Agreement, to be Senior Subordinated Indebtedness as defined in this Agreement, and shall be subordinate, under the terms of the New Stanwich Subordination Agreement, to all Senior Subordinated Indebtedness."

      2.2 Amendment of Section 3 (Representations and Warranties). The Securities Purchase Agreement shall be amended by inserting the following new section immediately following Section 3.41:

            3.42 LINC and Samco. Neither LINC Acceptance LLC nor Samco Acceptance Corp. have any material assets, properties or operations.

      2.3 Amendment of Section 8.2 (Information Covenants). Section 8.2 of the Securities Purchase Agreement shall be amended by deleting the penultimate paragraph of such Section in its entirety and replacing it with the following:

            "(a) In addition to the financial information described above, the Company will furnish or make available, or cause to be furnished or made available, to the Purchaser such other information regarding the business, affairs and condition of the Company and its Subsidiaries as the Purchaser may from time to time reasonably request.

            (b) Immediately after the effective date of this Amendment, the officers of the Company will commence preparation of an annual budget for the 1999 fiscal year ("Budget") that shall be mutually acceptable to the officers of the Company and the Purchaser, and shall consult with the Purchaser in the process of preparing the Budget. A completed Budget shall be submitted to the Board of Directors of the Company (the "Board") at the next regularly scheduled Board meeting, on April 28, 1999. If the Budget as presented is not acceptable to the Board, the officers of the Company will promptly, and within 30 days, revise the Budget in a manner that is acceptable to Purchaser and that the officers believe would be acceptable to the Board, and said revised Budget shall be submitted to the Board at its next meeting after the Budget is complete.

            (c) No later than thirty (30) days prior to the commencement of each fiscal year of the Company, the Company shall furnish to the Purchaser an annual operating budget for the Company and its Subsidiaries for such fiscal year, in form and substance acceptable to the Purchaser."

      2.4 Amendment of Section 8.7 (Repayment of NAB Loans). Section 8.7 of the Securities Purchase Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

            "8.7 Repayment of NAB Loans. The Company shall cause the NAB Loans to be repaid in full on or prior to June 30, 1999;" provided, however, that in the event the company completes $250,000,000 of Automobile Contract Sales by May 15, 1999, then the date by which the NAB Loans shall be repaid shall be extended to August 31, 1999.

      2.5 Amendment of Section 8.8 (Key-Man Life Insurance). Section 8.8 of the Securities Purchase Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

            "8.8 Key-Man Life Insurance. On or prior to May 31, 1999, the Company shall procure a key-man life insurance policy, from a financially sound and reputable insurance company, on the life of Charles E. Bradley, Jr., the President and Chief Executive Officer of the Company, in an amount equal to $10,000,000, and shall cause the Purchaser to be named as the sole loss payee on such insurance policy. The Company shall be obligated to maintain such insurance policy so long as any Obligations to Purchaser remain outstanding."

      2.6 Amendment of Section 8.21 (New Senior Credit Facility). Paragraph (b) of Section 8.21 of the Securities Purchase Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

            "(b) At least twenty (20) days prior to the proposed New Senior Facility Establishment Date, the Company shall notify the Purchaser in writing that it intends to enter into the New Senior Credit Facility, stating the material terms thereof and the closing date, and will furnish to the Purchaser at such time copies of the agreements, instruments and other documents that will evidence or govern the New Senior Credit Facility."


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      2.7 Addition of New Section 8.25 (Stanwich Commitment). The Securities
Purchase Agreement shall be amended by inserting the following new section immediately after Section 8.24:

            "Section 8.25. Covenants of Stanwich, CEB and Bradley.

            (a) Stanwich hereby unconditionally and irrevocably commits to the Company and LLCP to purchase securities from the Company (the "Stanwich Investment Obligation") as follows:

                  (i) Stanwich agrees to purchase and the Company agrees to sell
            $7,500,000 in junior subordinated debt securities of the Company having the terms described below ("Stanwich Commitment Notes") on or before July 31, 1999, and $7,500,000 in Stanwich Commitment Notes on or before August 31, 1999, for an aggregate commitment of $15,000,000.

                  (ii)The terms of the Stanwich Commitment Notes shall be no more favorable to Stanwich than the terms of the April 1999 Note are to Purchaser. The Stanwich Commitment Notes shall have the following terms:

                        (A) Principal payments will be due no earlier than June
                  1, 2004, unless accelerated pursuant to the terms of said Notes and as permitted under the subordination provisions set forth in the clauses below;

                        (B) the Stanwich Commitment Notes will be junior to all
                  Obligations to Purchaser and subject to identical subordination terms as are set forth in the New Stanwich Subordination Agreement, with such terms being set forth in the text of said Stanwich Commitment Notes at the time of issuance;

                        (C) The Company shall issue to Stanwich warrants to
                  purchase no more than 2,070,000 shares of Common Stock ("Stanwich Commitment Warrant") only upon the fulfillment in full, at or prior to the times specified in subsection (a) above, of the Stanwich Investment Obligation, and provided that the issuance of the April 1999 Warrant to Purchaser shall have been approved by the shareholders of the Company. The terms of the Stanwich Commitment Warrant shall be no more favorable to Stanwich than the terms of the April 1999 Warrant are to Purchaser, and shall have registration rights with respect to the shares of Common Stock issuable upon exercise thereof that are substantially identical to those in favor of the shares of Common Stock issuable upon conversion of


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

                  the Stanwich Replacement Note under the Consolidated Registration Rights Agreement dated as of November 17, 1998 among the Company, Stanwich and John G. Poole, and it shall be in form and substance acceptable to Purchaser prior to issuance; and

                        (D) In no event shall any fees, costs and expenses
                  payable by the Company in connection with the issuance of Stanwich Commitment Securities cause the net proceeds of the issuance of the Stanwich Commitment Notes to be less than 97% of the face amount of the Stanwich Commitment Note. Stanwich hereby agrees to pay all of their own fees and expenses incurred in connection with the purchase of Stanwich Commitment Securities, and to reimburse the Company for all legal, accounting or similar fees and expenses the Company may incur with respect to the issuance of Stanwich Commitment Securities that would cause the net proceeds of the issuance to be less than 97% of the face amount of such note.

      Any Stanwich Commitment Note, Stanwich Commitment Warrant and any purchase agreement to be executed by the Company in connection therewith shall be in form and substance acceptable to Purchaser prior to any issuance.

            "(b) The commitments under Section 8.24 and 8.25 are not intended to be aggregated in dollar amount and the fulfillment of one section shall have the effect of satisfying the obligation under the other to the extent the terms are consistent."

      2.8 Addition of New Section 8.26 (Engagement of Investment Bank). The Securities Purchase Agreement shall be amended by inserting the following new
Section 8.26 to the Securities Purchase Agreement immediately after new Section 8.25:

            "8.26 Engagement of Investment Bank. On or before May 15, 1999, the Company and First Boston Corporation, or another investment bank acceptable to the Purchaser, shall have executed a retainer agreement or engagement letter, on terms and conditions acceptable to the Purchaser, pursuant to which the investment bank will assist the Company in exploring various strategic alternatives for maximizing shareholder value. The Company shall furnish to the Purchaser an executed copy of such retainer agreement or engagement letter immediately upon its execution."

      2.9 Addition of New Section 8.27 (Refinancing of CARSUSA Flooring Line). The Securities Purchase Agreement shall be amended by inserting the following new Section 8.27 to the Securities Purchase Agreement immediately after new
Section 8.26:

            "8.27 Refinancing of CARSUSA Flooring Line. Notwithstanding the terms of the CPS Operating Plan with respect to the refinancing of CARSUSA, Inc.'s flooring line, on or before December 31, 2000, the Company shall, or shall cause CARSUSA, Inc. to, refinance its existing flooring line either by CARSUSA
      (a) entering into an agreement with an unaffiliated third party lender, pursuant to which all obligations to the Company will be indefeasibly paid in full with no remaining obligations to make loans or provide guarantees on the part of the Company or any of its Affiliates, and such that the Company will no longer record the CARSUSA Flooring Line on its balance sheet, or (b) refinancing the flooring line in a transaction with an Affiliate of the Company, in which event the terms and conditions of such transaction must be on terms and conditions acceptable to the Purchaser."

      2.10 Addition of New Section 8.28 (Securities and Exchange Act Compliance). The Securities Purchase Agreement shall be amended by inserting the following new Section 8.28 to the Securities Purchase Agreement immediately after new Section 8.27:

                  "8.28 Securities and Exchange Act Compliance. If the exercise or sale or other disposition of the Amended November Warrant or any Warrant Shares (as defined in the Amended November Warrant) pursuant to or in connection with any sale, reorganization, merger or other business combination involving the Company ("Transaction") would be subject to the provisions of Section 16(b) of the Exchange Act, then the Company shall pay to Purchaser prior to or upon the consummation of such Transaction, in lieu of such exercise, sale or disposition and in satisfaction of the Amended November Warrant to the extent of the number of Warrant Shares set forth in clause (b) of this sentence, an amount in cash equal to the product of (a) the difference between the fair value of the consideration to be received for each share of Common Stock pursuant to such Transaction and the Warrant Purchase Price (as defined in the Amended November Warrant) then in effect, multiplied by (b) the number of Warrant Shares, the sale or other disposition of which would then be subject to the provisions of Section 16(b) of the Exchange Act.

      2.11 Amendment of Section 9.3 (Limitations on Investments). Paragraph (e) of Section 9.3 of the Securities Purchase Agreement shall be amended by deleting such clause in its entirety and replacing it with the following:

            "(e) Investments permitted under Section 9.15 and"

      2.12 Amendment of Section 9.9 (Transactions with Affiliates). Section 9.9 of the Securities Purchase Agreement shall be amended by deleting such Section in its entirety and replacing it with the following:

            "9.9 Transactions with Affiliates. The Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction with any officer, director, employee or Affiliate of the Company at any time on terms that are less favorable to the Company or such Subsidiary, as the case may be, than those that might be obtained in an arm's length transaction at such time from a Person who is not an officer, director, employee or Affiliate of the Company or that would be a transaction prohibited under the Investment and Guaranty Agreement. Any transaction between the Company, on the one hand, and any Affiliate of the Company, on the other hand, shall be unanimously approved in advance by all of the members of the Board of Directors of the Company who are not interested in the transaction; provided, however, that no such Board approval shall be required with respect to sales of Automobile Contracts made by the Company to its Subsidiaries, or by its Subsidiaries to the Company, in the ordinary course of its business so long as such sales are made on terms that are no less favorable to the Company than those that might be obtained in an arm's length transaction with a Person who is not an Affiliate of the Company. This Section 9.9 shall not apply to (a) any transactions between the Company and CARSUSA, Inc. so long as such transactions are on terms that are no less favorable to the Company than those that might be obtained in an arm's length transaction from a Person who is not an Affiliate or otherwise related to the Company, or (b) compensation payable by the Company to Charles E. Bradley, Sr., the Chairman of the Company, so long as he remains as Chairman of the Board, at a rate not to exceed $125,000 per annum, and Poole, in the amount not to exceed $75,000 per annum; provided, the Company agrees to terminate Poole's compensation arrangement within ten (10) Business Days of the Closing.

      2.13 Addition of New Section 9.15 (No New Loans and Advances). The Securities Purchase Agreement shall be amended by inserting the following new
Section 9.15 to the Securities Purchase Agreement immediately after Section
9.14:

            "9.15 No New Loans and Advances. From and after April 12, 1999, the Company shall not, and shall not permit any of its Subsidiaries to, make any loans or advances to any directors, officers or employees of the Company or any of its Subsidiaries, or renew, refinance or restructure any of such loans or advances or the terms thereof, without the prior written consent of the Purchaser; provided, however, that the Company and its Subsidiaries may make advances for reasonable and incidental business expenses approved in advance by the Chief Financial Officer of the Company and not to exceed $2,500 in any one month to any employee in the ordinary course of business, all of which shall be repaid within 30 days from the date such loan or advance is made. No later than June 3, 1999, the Company shall cause all outstanding loans and advances made by the Company prior to April 12, 1999 to be evidenced by a note or other written instrument or agreement (copies of which shall be provided to the Purchaser by June 3, 1999) which provides for the repayment in full in cash of such loans and advances. In addition, no later than June 3, 1999 and on the last Business Day of each month, the Company shall deliver to the Purchaser a certificate, duly signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of the Company, listing all such loans and advances, including the dates made, the names of the obligors and the outstanding principal, interest and other amounts due, and certifying that such list is true, accurate and complete as of the date of such certificate."

      2.14 Amendments to Annex A (Financial Covenants and Related Definitions). Annex A to the Securities Purchase Agreement shall be deleted in its entirety and replaced with the new Annex A (Financial Covenants and Related Definitions) attached as Exhibit A.

SECTION 3. CONDITIONS PRECEDENT TO AMENDMENTS. The obligation of the Purchaser to waive the Existing Defaults as provided in Section 1 and to amend the Securities Purchase Agreement as provided in Section 2 shall be subject to the satisfaction of all of the following conditions precedent:

      3.1 Effective Date. The Effective Date shall occur on or before April 30, 1999, and the Purchaser shall have received at least two (2) Business Days' prior written notice thereof.

      3.2 Payment of Interest. The Company shall have paid in cash to the Purchaser all interest accrued on the unpaid principal balance of the Note at the Default Rate (as defined in Section 2 of the Note) from and including April 1, 1999, through and including the Effective Date (which interest may be withheld by the Purchaser from the proceeds of the sale of the April 1999 Note).

      3.3 Additional Note. The Company shall have issued and sold to the Purchaser, and the Purchaser shall have purchased from the Company, the April 1999 Note and a warrant to purchase 1,335,000 shares of Common Stock, all on terms and conditions satisfactory to the Purchaser, and all related documentation shall be in form and substance satisfactory to the Purchaser.

      3.4 Stanwich Documents. Stanwich, Charles E. Bradley, Sr., Charles E. Bradley, Jr. certain of their Affiliates and the Company shall have duly executed and delivered the Investment and Guaranty Agreement, together with the Pledge Agreements and the Notice and Acknowledgment Agreements (each as described in the Investment and Guaranty Agreements, together with all other documents required under the Investment and Guaranty Agreement the execution and delivery of which is a condition to the Purchaser's entry into this Amendment, all in form and substance satisfactory to the Purchaser.

      3.5 Certain Amendment Documents. The Purchaser shall have received from the Company all of the following documents, in form and substance satisfactory to the Purchaser:

            (a) This Amendment, duly executed by the Company and Stanwich, together with all Exhibits and Schedules;

            (b) An amended and restated Note (the "Amended November 1998 Note"), substantially in the form of Exhibit B, duly executed by the Company;

            (c) An amended and restated Primary Warrant (the "Amended November 1998 Warrant"), substantially in the form of Exhibit C, duly executed by the Company;

            (d) An amendment to the Investor Rights Agreement, substantially in the form of Exhibit D, duly executed by the Company, Charles E. Bradley, Sr., Charles E. Bradley, Jr. and Jeffrey P. Fritz;

            (e) A third amendment to the ESFR Agreement, in form and substance satisfactory to the Purchaser, duly executed by the Company and the ESFR Lenders, pursuant to which, among other things, the ESFR Lenders consent to this Amendment, the April 1999 Note Documents and the transactions contemplated hereby;

            (f) A fifth amendment to the Bank of America Facility, in form and substance satisfactory to the Purchaser, amending the provisions of the Bank of America Facility to provide for the Additional Note;

            (g) A New Stanwich Subordination Agreement, substantially in the form of Exhibit E, duly executed by Stanwich and the Company;

            (h) An amendment to the Registration Rights Agreement, substantially in the form of Exhibit F, duly executed by the Company;

            (i) Agreements, in form and substance satisfactory to Purchaser, under which Stanwich, and Charles E. Bradley, Sr. agree to the amended provisions of Section 9.9, duly executed by Stanwich, and Charles E. Bradley, Sr.;

            (j) A Secretary's Certificate of the Company, duly executed by the Secretary and the President and Chief Executive Officer of the Company, in form and substance satisfactory to the Purchaser; and

            (k) A proposed form of press release to be issued by the Company with respect to the transactions contemplated by this Agreement and the other agreements and transactions contemplated hereby and to be consummated concurrently herewith, and with respect to such other matters as the Company may deem necessary or appropriate, all in form and substance acceptable to Purchaser.

            (l) Such other agreements, certificates and documents as the Purchaser may reasonably request.

      3.6 Insurance Matters. The Purchaser shall also have received from the Company, in form and substance satisfactory to the Purchaser, a summary of the Company's insurance coverage and evidence of the Company's compliance with Section 8.11 of the Securities Purchase Agreement as it relates to the insurance coverage of the Company and its Subsidiaries.

      3.7 Financial Package. At least two (2) Business Days prior to the Effective Date, the Company shall have delivered to the Purchaser the financial package regularly prepared by the Company, and furnished to the Purchaser pursuant to Section 1.3 of the Investor Rights Agreement, with respect to the fiscal quarter ended March 31, 1999, including, without limitation, the consolidated financial statements of the Company and its Subsidiaries for such fiscal quarter.

      3.8 Opinion of Counsel. The Purchaser shall have received an opinion letter of Troy & Gould, special counsel to the Company, dated as of the Effective Date and addressed to the Purchaser, in form and substance satisfactory to the Purchaser and its counsel.

      3.9 Representations and Warranties. Each of the representations and warranties of the Company contained in the Securities Purchase Agreement shall be true and correct on and as of the Effective Date as though made on and as of the Effective Date, no default or Event of Default (other than the Existing Defaults) shall have occurred or be continuing on and as of the Effective Date or result from the transactions contemplated by this Amendment or any agreement contemplated hereby or relating hereto and each of the conditions precedent set forth in this Section 3 shall have been satisfied, and the Company shall have delivered to the Purchaser an officers' certificate, signed by the President and Chief Executive Officer and the Senior Vice President and Chief Financial Officer of the Company, dated as of the Effective Date, to such effect.

      3.10 Fees. The Company shall have paid to the Purchaser all fees and expenses provided for in Section 4.1 in accordance with the terms thereof.

      3.11 Other Third Party Consents. The Company and each of its Subsidiaries shall have obtained all Consents required to be obtained in connection with this Amendment and the transactions contemplated hereby, and the Purchaser shall have approved the terms and conditions thereof.

      3.12 No Material Adverse Change. No Material Adverse Change shall have occurred since April 5, 1999.

      3.13 Corporate Proceedings. All proceedings taken or to be taken by or on behalf of the Company and any of its Subsidiaries in connection with this Amendment and the transactions contemplated hereby shall be in form and substance satisfactory to the Purchaser, and the Purchaser shall have received original or certified copies of any written evidence of the same.

      3.14 Applicable Laws. The consummation of the transactions contemplated by this Amendment shall not be prohibited by or violate any Applicable Laws and shall not subject any party to any Tax, penalty or liability, under or pursuant to any Applicable Laws, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order or decree.

      3.15 General. All agreements, instruments and other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been executed or delivered in form and substance satisfactory to the Purchaser and the Purchaser shall have received all such counterpart originals or certified copies thereof, signed by the proper authorities, corporate officials and other Persons, as the Purchaser may request.

SECTION 4. MISCELLANEOUS PROVISIONS.

      4.1 Payment of Fees and Expenses. Concurrently with the execution hereof, or upon request of the Purchaser thereafter, the Company shall pay to third party service providers directly or shall reimburse the Purchaser upon demand for (a) all out-of-pocket costs and expenses of every type and nature incurred by the Purchaser in connection with the development, negotiation, preparation, execution and delivery of this Amendment and the agreements, instruments and other documents contemplated hereby or relating hereto, and (b) the preparation and filing of any and all amendments or supplements required to be filed with the SEC by the Purchaser and its affiliates in connection with the transactions contemplated by this Amendment, up to a maximum of $112,000 in the aggregate.

      4.2 Governing Law. In all respects, including all matters of construction, validity and performance, this Amendment and the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the choice of law or conflicts of law principles thereof.

      4.3 Further Assurances. Each party agrees to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by this Amendment.

      4.4 Survival of Representations and Warranties. All of the Company's representations, warranties, covenants and obligations contained in this Amendment shall survive the execution and delivery hereof and any investigation made by the Purchaser.

      4.5 Counterparts. This Amendment may be executed in any number of counterparts and by facsimile, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

      4.6 Entire Agreement. This Amendment, together with the Exhibits and Schedules, the Securities Purchase Agreement and the Related Agreements constitute the full and entire agreement and understanding between the Purchaser and the Company relating to the subject matter hereof and thereof, and supersede all prior oral and written, and all contemporaneous oral, agreements and understandings relating to the subject matter hereof.

      4.7 Successors and Assigns. This Amendment shall inure to the benefit of, and be binding upon, the parties and their respective successors and permitted assigns.

      4.8 Descriptive Headings; Construction and Interpretation. The descriptive headings of this Amendment are for convenience of reference only and do not constitute a part of this Amendment and are not to be considered in construing or interpreting this Amendment. All section, preamble, recital, exhibit, schedule, annex, addendum, clause and party references are to this Amendment unless otherwise stated. No party, nor its counsel, shall be deemed the drafter of this Amendment for purposes of construing the provisions of this Amendment, and all provisions of this Amendment shall be construed in accordance with their fair meaning, and not strictly for or against any party.

      4.9 Full Force and Effect. This Amendment amends the Securities Purchase Agreement on and as of the Effective Date, and the Securities Purchase Agreement shall remain in full force and effect as amended hereby. The Securities Purchase Agreement, as amended hereby, is hereby ratified and affirmed by the parties in all respects.

                     [REST OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the date first written above.

                             PURCHASER

                             LEVINE LEICHTMAN CAPITAL PARTNERS,
                             INC., a California corporation

                                   On behalf of LEVINE LEICHTMAN
                                   CAPITAL PARTNERS II, L.P., a California
                                   limited partnership

                                   By: /s/ Lauren B. Leichtman
                                       -----------------------------------------
                                       Lauren B. Leichtman
                                       Chief Executive Officer


                             COMPANY

                             CONSUMER PORTFOLIO SERVICES, INC.,
                             a California corporation

                             By: /s/ Charles E. Bradley, Jr.
                                 -----------------------------------------------
                                 Charles E. Bradley, Jr.
                                 President and Chief Executive Officer

                             By: /s/ Jeffrey P. Fritz
                                 -----------------------------------------------
                                 Jeffrey P. Fritz
                                 Senior Vice President and Chief Financial
                                  Officer

                              ADDENDUM OF STANWICH

      The undersigned has reviewed the foregoing Amendment to the Securities Purchase Agreement and understands its terms and conditions. The undersigned acknowledges and understands that the Purchaser is not waiving any Existing Defaults by the undersigned or releasing the undersigned from any liability for any such Existing Defaults or any other defaults or Events of Default by the undersigned under the Securities Purchase Agreement or any Related Agreement. Notwithstanding the foregoing, the undersigned hereby agrees to the terms of, and to be bound by, the provisions of Sections 2.7 and 2.11 of the Amendment and Sections 8.24 and 8.25 of the Securities Purchase Agreement, as amended by the Amendment, as if the undersigned were a party to the Amendment for all purposes. The undersigned hereby ratifies and affirms the Securities Purchase Agreement, as amended hereby, in all respects.

                              STANWICH FINANCIAL SERVICES CORP.,
                              a Rhode Island corporation


                              By: /s/ Charles E. Bradley, Sr.
                                  ------------------------------
                                  Charles E. Bradley, Sr.
                                  President

                                    EXHIBITS

      Exhibit A     --  Annex A (Financial Covenants and Related Definitions)
      Exhibit B     --  Form of Amended November 1998 Note
      Exhibit C     --  Form of Amended November 1998 Warrant
      Exhibit D     --  Form of First Amendment to Investor Rights Agreement
      Exhibit E     --  Form of Amendment to Subordination Agreement
      Exhibit F     --  Form of First Amendment to Registration Rights Agreement

                                    SCHEDULES

      Schedule 1    --  Existing Defaults

                                    EXHIBIT A

              Annex A (Financial Covenants and Related Definitions)

(a) Maximum Monthly Receivable Originations. The Company and its Subsidiaries shall not originate more than $20,000,000 of Automobile Contracts per month during the months of April 30, 1999 through September 30, 1999. After September 30, 1999, the Company and its Subsidiaries shall not originate more than $70,000,000 of Automobile Contracts per month. Provided, however, (i) the Company and its Subsidiaries shall not originate more than $10,000,000 of Automobile Contracts during the month of June, 1999 if the Company has not completed Automobile Contract Sales of more than $200,000,000 by May 15, 1999,
(ii) the Company and its Subsidiaries shall not originate more than $10,000,000 of Automobile Contracts during the month of July, 1999 if the Company has not completed aggregate Automobile Contract Sales of more than $300,000,000 by June 15, 1999, (iii) the Company and its Subsidiaries shall not originate more than $10,000,000 of Automobile Contracts during the month of August, 1999 if the Company has not obtained $7,500,000 under the Stanwich Investment Obligation, and (iv) the Company and its Subsidiaries shall not originate more than $10,000,000 of Automobile Contracts during the month of September, 1999 if the Company has not obtained $15,000,000 under the Stanwich Investment Obligation.

(b) Maximum Monthly Operating Expenses. For each calendar month, commencing with the calendar month ending March 31, 1999, the monthly average of Operating Expenses incurred by the Company and its Subsidiaries over the three (3) month period ending at the end of such calendar month shall not exceed $6,000,000.

(c) Maximum Capital Expenditures. For the fiscal quarters ending March 31, 1999, June 30, 1999, September 30, 1999 and December 31, 1999, the Company and its Subsidiaries shall not incur Capital Expenditures in excess of $70,000. For each fiscal quarter thereafter, the Company and its Subsidiaries shall not incur Capital Expenditures in excess of $375,000.

(d) LLCP Coverage Ratio. Starting with the month ended May 31, 1999, the Company and its Subsidiaries shall not permit the Collateral Coverage Ratio to fall below 110% at the end of any monthly period.

(e) Maximum Over-due Trade Payables and Dealer Funding Percentage. The Company and its Subsidiaries shall not permit (i) the sum of all trade payables which are sixty (60) days past due at the end of any given month to exceed $500,000 and (ii) starting with the month ended October 31, 1999, the Dealer Funding Percentage to exceed 10.0%.

(f) Securitization Credit Triggers. During every two-month period, commencing with the two-month period beginning April 1, 1999 and ending May 31, 1999 (with the second two-month measurement period commencing May 1, 1999 and ending June 30, 1999), there shall be at least one month in which none of the Company's Securitization Transactions provide for a spread account balance in excess of 21% of the related Automobile Contract principal balance.

(g) Amount in Repossession. The aggregate amount attributable to repossessed automobiles (where such repossessions were by or at the Company's or at its Subsidiary's direction) shall not exceed five percent (5%) of the aggregate Gross Principal Balance of all Automobile Contracts owned or serviced by the Company or its Subsidiaries.

(h) Amount of Deferral or Extension. The aggregate number of accounts with respect to which the Company grants a deferral or extension in any month shall not exceed two percent (2%) of the aggregate number of Automobile Contracts owned or serviced by the Company or its Subsidiaries as of that month's end.

(i) Amount of Cumulative Deferral or Extension. The cumulative number of accounts with respect to which the Company and its Subsidiaries have granted a deferral or extension shall not exceed eighteen percent (18.0%) of the aggregate number of Automobile Contracts owned or serviced by the Company and its Subsidiaries as of that month's end.

(j) Definitions. For purposes of this Annex A only, the following capitalized terms shall have the meanings set forth below. To the extent that any such capitalized terms are also defined in Section 1 of the Securities Purchase Agreement, the meanings set forth below shall govern for purposes of this Annex
A:

      "Aggregate Principal Balance" shall mean, with respect to any Determination Date and any Securitization Transaction, the sum of the Automobile Principal Balances (computed as of the end of the related Collection Period) for all Automobile Contracts (other than (i) any Liquidated Contract and (ii) Purchased Contract).

      "Amount Financed" shall mean, with respect to an Automobile Contract, the aggregate amount advanced under such Automobile Contract toward the purchase price of the Financed Vehicle and any related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes, and related costs.

      "Automobile Contract Debtor" shall mean, with respect to any Automobile Contract, any purchaser or co-purchaser of any Financed Vehicle and any other Person who owes payments under such Automobile Contract.

      "Automobile Contracts" shall mean retail installment sale contracts for a Financed Vehicle which are owned by the Company or its Subsidiaries.

      "Automobile Contract Sales" shall mean (i) the sale of Automobile Contracts by the Company and its Subsidiaries at a price not less than 96% of the outstanding principal balance of such Automobile Contracts at the time of the closing of such sale, or (ii) the sale of Automobile Contracts in an asset-backed structure with an initial deposit of not more than 4% of the principal balance of the Automobile Contracts securitized.

      "Automobile Principal Balance" shall mean, with respect to any Automobile Contract, as of the close of business on the last day of a Collection Period, the Amount Financed minus the sum of the following amounts without duplication:
(i) in the case of a Rule of 78's Automobile Contracts, that portion of all Scheduled Payments actually received on or prior to such day allocable to principal using the actuarial or constant yield method; (ii) in the case of a Simple Interest Receivable, that portion of all Scheduled Payments actually received on or prior to such day allocable to principal using the Simple Interest Method; (iii) any payment of the Purchase Amount with respect to the Automobile Contract allocable to principal; (iv) any Cram Down Loss in respect of such Automobile Contract; and (v) any prepayment in full or any partial prepayment applied to reduce the Automobile Principal Balance of the Automobile Contract.

      "Average Delinquency Ratio" shall mean, with respect to any Securitization Transaction and any Determination Date, the arithmetic average of the Delinquency Ratios for such Determination Date and the two immediately preceding Determination Dates.

      "Capital Expenditures" shall mean, with respect to any period, the aggregate of all expenditures (whether paid in cash or accrued) of the Company and its Subsidiaries made during such period, including all Capital Lease Obligations for property, plant and equipment (other than repairs), other fixed assets and improvements, or for replacements, substitutions or additions thereto, that are required to be capitalized on the consolidated balance sheet of the Company in accordance with GAAP.

      "Collection Period" shall mean (i) with respect to the first Payment Date, the period commencing at the close of business on the Initial Cut-Off Date and ending at the close business on the last day of the then current month, and (ii) with respect to each Subsequent Payment Date, the preceding calendar month. Any amount stated "as of the close of business of the last day of a Collection Period" shall give effect to the following calculations as determined as of the end of the day on such last day: (i) all applications of collections and (ii) all distributions.

      "Cram Down Losses" shall mean, with respect to an Automobile Contract, if a court of appropriate jurisdiction in an insolvency proceeding shall have issued an order reducing the amount owed on an Automobile Contract or otherwise modifying or restructuring Scheduled Payments to be made on an Automobile Contract, an amount equal to such reduction in the net present value (using as the discount rate the lower of the contract rate or the rate of interest specified by the court in such order) of the Scheduled Payments as so modified or restructured. A "Cram Down Loss" shall be deemed to have occurred on the date such order is entered.

      "Cumulative Default Rate" shall mean, with respect to any Securitization Transaction and with respect to any Determination Date, the fraction, expressed as a percentage, the numerator of which is equal to the Aggregate Principal Balance of all Automobile Contracts which became Defaulted Contracts from the Cut-Off Date as of the close of business at the end of the related Collection Period and the denominator of which is equal to the sum of (a) the original Aggregate Principal Balance of all Automobile Contracts as of the Cut-Off Date plus (b) the Aggregate Principal Balance of all Subsequent Contracts conveyed to such Securitization Transaction (determined as of the respective Subsequent Cut-Off Dates) through the last day of the related Collection Period.

      "Cumulative Net Loss Rate" shall mean, with respect to any Securitization Transaction and with respect to any Determination Date, the fraction, expressed as a percentage, the numerator of which is equal to the amount, if any, by which
(a) the sum of (i) the Automobile Principal Balance of all Automobile Contracts which became Liquidated Contracts as of the end of the related Collection Period since the Cut-Off Date, plus accrued and unpaid interest thereon at the applicable Annual Percentage Rate to the end of the related Collection Period, plus (ii) the aggregate of all Cram Down Losses that occurred as of the end of the related Collection Period since the Cut-Off Date, exceeds (b) the Net Liquidation Proceeds received as of the end of the related Collection Period since the Cut-Off Date in respect of all Liquidated Contracts and the denominator of which is equal to the sum of (i) the original Aggregate Principal Balance of all Automobile Contracts as of the Cut-Off Date plus (ii) the Aggregate Principal Balance of all Subsequent Contracts conveyed to such Securitization Transaction (determined as of the respective Subsequent Cut-Off Dates) through the last day of the related Collection Period.

      "Cut-Off Date" shall mean the date upon which (i) money received under Automobile Contracts sold in any Securitization Transactions becomes payable to the trustee or similar Person with respect to the relevant Securitization Transaction Documents (including, without limitation, principal prepayments relating to scheduled payments), and (ii) all Net Liquidation Proceeds received with respect to such Automobile Contracts.

      "Dealer Funding Percentage" shall mean the fraction, expressed as a percentage, the numerator of which is equal to Dealer Funding In-Process (as shown in the monthly information delivered to Purchaser pursuant to the Investor Rights Agreement), the denominator of which is equal to the aggregate amount of Automobile Contracts purchased during the month that the ratio is being calculated.

      "Defaulted Contracts" shall mean any Automobile Contracts with respect to which (i) any Automobile Contract Debtor has failed to make more than 90% of a Scheduled Payment of more than ten dollars for 180 days or more, (ii) the Servicer has repossessed the Financed Vehicle (and any applicable redemption period has expired), or (iii) the Servicer has determined in good faith that payments under the Automobile Contracts are not likely to be resumed.

      "Delinquency Amount" shall mean, with respect to any Securitization Transaction, as of any Determination Date, the sum of the Automobile Principal Balance and Unearned Interest with respect to all Automobile Contracts with respect to which any Automobile Contract Debtor has failed to make more than 90% of a Scheduled Payment of more than ten dollars for 30 days or more as of the close of business on the last day of the related Collection Period or that became a Purchased Contract as of the close of business on the last day of the related Collection Period and with respect to which as of such date an Automobile Contract Debtor has failed to make more than 90% of a Scheduled Payment of more than ten dollars for 30 days or more.

      Delinquency Ratio" shall mean, with respect to any Securitization Transaction, as of any Determination Date, the fraction (expressed as a percentage) computed by dividing (a) the Delinquency Amount by (b) the sum of the (i) Aggregate Principal Balance and (ii) Unearned Interest with respect to all Automobile Contracts as of the close of business on the last day of the related Collection Period.

      "Determination Date" shall mean the earlier of (i) the seventh Business Day of each calendar month and (ii) the fifth Business Day preceding the related Payment Date.

      "Financed Vehicle" shall mean a new or used automobile, light truck, van or minivan, together with all accessions thereto, securing any Automobile Contract Debtor's indebtedness under an Automobile Contract.

      "Gross Principal Balance" shall mean the outstanding principal balance of the Automobile Contracts plus Unearned Interest.

      "Initial Cut-Off Date" shall mean the first Cut-Off Date of any Securitization Transactions.

      "Liquidated Contracts" shall mean any Automobile Contract (i) which has been liquidated by the Servicer through the sale of the Financed Vehicle or (ii) for which the related Financed Vehicle has been repossessed and 120 days have elapsed since the date of such repossession or (iii) as to which an Automobile Contract Debtor has failed to make more than 90% of a Scheduled Payment of more than ten dollars for 180 or more days as of the end of a Collection Period or
(iv) with respect to which proceeds have been received which, in the Servicer's judgment, constitute the final amounts recoverable in respect of such Automobile Contract.

      "LLCP Coverage Ratio" shall mean the fraction, expressed as a percentage, the numerator of which is equal to the sum of (i) cash and (ii) investments in credit enhancements (as shown on the internally-prepared monthly consolidated balance sheet of the Company), the denominator of which is equal to (i) the total liabilities of the Company (as shown on the internally-prepared monthly consolidated balance sheet of the Company) less (ii) all obligations of the Company that are expressly subordinated to both the April 1999 Note and the Amended November 1998 Note less (iii) all amounts owing under the Company's warehouse lines of credit.

      "Net Income" shall mean, with respect to any period, net income after provision for income taxes for such period, as determined in accordance with GAAP and reported on the financial statements for such period.

      "Net Liquidation Proceeds" shall mean, with respect to any Securitization Transaction, as to any Liquidated Contract, all amounts realized with respect to such Automobile Contract net of (i) reasonable expenses incurred by the Servicer in connection with the collection of such Automobile Contract and the repossession and disposition of the Financed Vehicle and (ii) amounts that are required to be refunded to the Automobile Contract Debtor on such Automobile Contract; provided, however, that the Net Liquidation Proceeds with respect to any Automobile Contract shall in no event be less than zero.

      "Operating Expenses shall mean, with respect to any period, expenses for such period, as determined in accordance with GAAP and reported on the financial statements for such period, excluding the following expense items for such period: (i) Securitization Transaction expenses, (ii) provision for credit losses, (iii) interest, (iv) depreciation, (v) amortization and (vi) provision for income taxes.

      "Payment Date" shall mean, with respect to each Collection Period, the 15th day of the following calendar month, or if such day is not a Business Day, the immediately following Business Day.

      "Purchased Contract" shall mean an Automobile Contract purchased as of the close of business on the last day of a Collection Period by the Servicer.

      "Scheduled Payment" shall mean, with respect to any Collection Period for any Automobile Contract, the amount set forth in such Automobile Contract as required to be paid by the Automobile Contract Debtor in such Collection Period (without giving effect to deferments of payments or any rescheduling of payments in any insolvency or similar proceedings).

      "Securitization Transactions" shall mean any past, present or future transactions completed or to be completed by the Company and its Subsidiaries involving the pooling and sale of Automobile Contracts.

      "Servicing Portfolio" shall mean all Automobile Contracts currently being serviced by the Servicer.


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

      "Subsequent Contracts" shall mean Automobile Contracts sold to any existing Securitization Transactions existing at the time of such sale after the Initial Cut-Off Date with respect to that Securitization Transaction.

      "Subsequent Cut-Off Dates" shall mean any Cut-Off Date after the Initial Cut-Off Date with respect to any Securitization Transaction.

      "Servicer" shall mean the Company, as the servicer of Automobile Contracts, and each successor Servicer.

      "Unearned Interest" shall mean, with respect to any Automobile Contract as of any Determination Date, all interest on such Automobile Contract which is unpaid as of such Determination Date, whether or not such interest is due.


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